UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to §240.14a-12
FORTREA HOLDINGS INC.
(Name of Registrant as Specified in its Charter)
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FORTREA HOLDINGS INC.
SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:30 A.M. EASTERN TIME ON JUNE 10, 2025

Fortrea Holdings Inc. (“Fortrea” or the “Company”) is filing this proxy statement supplement (the “Supplement”), dated May 15, 2025, to supplement and update information contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 28, 2025 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors (the “Board”) for its Annual Meeting of Stockholders to be held on June 10, 2025 (the “Annual Meeting”), or any adjournment or postponement thereof.

Subsequent to the filing of the Proxy Statement, the Company filed a Current Report on Form 8-K on May 12, 2025, in which the Company disclosed that Thomas Pike is stepping down as the Company’s Chief Executive Officer and that Peter M. Neupert is to succeed Mr. Pike as Interim Chief Executive Officer.

Except as specifically set forth in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.
The Proxy Statement contains important additional information, and this Supplement should be read in conjunction with the Proxy Statement.

Departure of Chief Executive Officer; Resignation from the Board of Directors

On May 12, 2025, Fortrea announced that Thomas Pike is stepping down as the Company’s Chief Executive Officer (“CEO”) on May 13, 2025 (the “Transition Date”). In connection with his departure, Mr. Pike will resign as a member of the Company’s Board and all other positions he holds with the Company and its subsidiaries, effective as of the Transition Date. Mr. Pike’s departure was not the result of any disagreements between Mr. Pike and the Company. Mr. Pike’s departure and the related arrangements disclosed herein were approved by the Board on May 9, 2025, Mr. Pike will receive severance as provided in Section 7(e) of his Executive Employment Agreement, dated as of January 4, 2023.

In connection with Mr. Pike’s departure, the Company and Mr. Pike also entered into a consulting agreement, effective May 13, 2025 (the “Consulting Agreement”), pursuant to which Mr. Pike shall serve as a special consultant to the Company and will perform such reasonable duties mutually agreed to between Mr. Pike and the Company until at least September 30, 2025 unless terminated earlier under the Consulting Agreement. Pursuant to the Consulting Agreement, the Company shall retain Mr. Pike as a “Service Provider” (as defined in the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”)) and, as a result, Mr. Pike’s restricted stock units (“RSUs”) granted under the Incentive Plan shall continue to vest during the term of the Consulting Agreement.

Appointment of Interim Chief Executive Officer

Effective as of the Transition Date, the Board has appointed Peter M. Neupert, 69, a director on the Board, to succeed Mr. Pike as Interim Chief Executive Officer (“Interim CEO”). Mr. Neupert will remain a member of the Board.

Mr. Neupert was appointed to the Board in connection with the spin-off of the Company from Labcorp Holdings Inc. on June 30, 2023. Mr. Neupert served as an Operating Partner at Health Evolution Partners, a private equity fund, from February 2012 to July 2014. Prior to joining Health Evolution Partners, Mr. Neupert served as Corporate Vice President, Health Solutions Group at Microsoft from August 2005 to 2012, and as the Chief Executive Officer and Chairman of the board of directors of Drugstore.com, which he joined in July 1998. Prior to drugstore.com, Mr. Neupert was Corporate Vice President for News and Publishing at Microsoft, where he created and led MSNBC.com and MSNBC Cable and managed Microsoft’s other online publishing entities including Slate.com. Since 2013, Mr. Neupert has served as a director of Labcorp and as a director of Adaptive Biotechnologies Corporation. Mr. Neupert previously served as a member of the board of directors of NextGen Healthcare, Inc., a public software company, and several private companies. Mr. Neupert served as a member of the Board of Trustees of Fred Hutchinson Cancer Research Center from June 2007 to June 2020. Mr. Neupert earned his Bachelor of Arts in Philosophy from Colorado College and his Master of Business Administration from the Tuck School of Business at Dartmouth College.

In connection with Mr. Neupert’s appointment as Interim CEO, the Company and Mr. Neupert entered into an offer letter, effective May 13, 2025 (the “Offer Letter”). During the term of his employment as Interim CEO pursuant to the Offer Letter, the Company will pay Mr. Neupert a base salary at a rate of $100,000 per month, paid in accordance with the Company’s regular payroll schedule. In addition, the Company will grant Mr. Neupert RSUs equal to $710,000 in value, with the actual number of shares underlying the RSUs calculated using the fair market value of the Company’s common stock as of the date of grant. The RSUs will vest on the one-year anniversary of the grant date, provided that Mr. Neupert remains in continuous service with the Company through the vesting date, including continuing service as a director following the conclusion of his service as Interim CEO. The RSUs will be governed by the terms of the Incentive Plan. Mr. Neupert’s employment is at will, meaning that either he or the Company may terminate his employment at any time and for any reason.

There are no arrangements or understandings between Mr. Neupert and any other persons, pursuant to which he was appointed as Interim CEO and principal executive officer, no family relationships among any of the Company’s directors or executive officers and Mr. Neupert and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Other Board Changes

In connection with Mr. Neupert’s appointment as Interim CEO, Mr. Neupert resigned from his roles as Lead Independent Director and a member of the Board’s Audit Committee and Nominating, Corporate Governance and Compliance Committee, effective May 13, 2025.

Effective May 13, 2025, the Board appointed Mr. Neupert to serve as Chair of the Board, Dr. Amrit Ray to serve as Lead Independent Director, Erin Russell to serve as a member of the Board’s Audit Committee, and Machelle Sanders to serve as Chair of the Nominating, Corporate Governance and Compliance Committee. Each of the Board’s committees is governed by a written charter approved by the Board, and those charters are available on the Company’s website at: https://ir.fortrea.com/governance/governance-documents.